Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
February 26, 2015

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its fourth quarter and full year ended January 31, 2015. As a supplement to this announcement, a presentation, pre-recorded conference and audio webcast are available at our website http://searsholdings.com/invest.
In summary, we reported:

•	Domestic Adjusted EBITDA of $125 million in the fourth quarter, which was an increase of $217 million over the prior year fourth quarter;

•	Full year Domestic Adjusted EBITDA of $(647) million compared to $(490) million in the prior year;

•
Net loss attributable to Sears Holdings' shareholders of $159 million ($1.50 loss per diluted share) for the fourth quarter compared to a loss of $358 million ($3.37 loss per diluted share) for the prior year fourth quarter;

•
Net loss attributable to Sears Holdings' shareholders of $1.7 billion ($15.82 loss per diluted share) for the full year of 2014 compared to a loss of $1.4 billion ($12.87 loss per diluted share) for the prior year;

•	Sales to Shop Your Way® members in Sears Full-line and Kmart stores were 72% and 74% of eligible sales for the fourth quarter and full year, respectively;

•	In the fourth quarter of 2014, Kmart comparable store sales declined 2.0% and Sears Domestic declined 7.0%;

•
The Company continues to demonstrate that it has the financial flexibility to fund its transformation and meet its obligations. As of January 31, 2015, we had approximately $800 million in availability under our credit facility and $250 million in cash; and

•
During 2014, we closed approximately 234 underperforming Kmart and Sears Full-line stores, the majority of which were Kmart stores. The Company, which has more than 1,700 Sears and Kmart stores, expects to migrate the shopping activity of highly engaged members who previously shopped closed stores to alternative channels. As a result, we hope to retain a portion of the sales previously associated with these stores by nurturing and maintaining our relationships with the members that shopped these locations.

"We are pleased to report $125 million in Adjusted EBITDA in the fourth quarter, a significant improvement year over year," said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. "While we clearly believe that we can improve upon these results, we are pleased with the positive trend that started in the third quarter, and we currently expect this level of improvement to carry forward into our full year 2015 results. We believe that the changes we are making to focus on our best stores, reward our best members and pursue our best categories will help us continue to transform Sears Holdings into a leading integrated membership-focused company."

Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, "During 2014, we took a number of actions to enhance our financial flexibility, support our operations and meet our obligations. In total, the actions we have taken generated $2.3 billion in liquidity. We continue to take action to evolve and transition our capital structure toward a structure that is more flexible, long-term oriented and less dependent on inventory and receivables. We have proven that Sears Holdings is an asset-rich enterprise with multiple levers to generate continued financial flexibility, while creating shareholder value."
We are continuing our efforts to develop Sears Holdings as a membership company, without the significant asset intensity of its traditional retail business. To this end, we announced in November that we have been exploring the formation of a Real Estate Investment Trust (REIT) to purchase some of our properties and to manage them like a pure real estate company. While we can offer no assurances that such a transaction will be consummated, we have made progress and are proceeding towards its formation and separation, which is projected to occur in May or June of this year. We are currently targeting between 200 and 300 Sears and Kmart stores to be sold to the REIT with expected proceeds to Sears Holdings in excess of $2.0 billion. The REIT itself would be funded by equity and debt with the equity raised through a rights offering. The subscription rights would be distributed pro rata to all stockholders of record of the Company, and every stockholder would have the right to participate, except that holders of the Company's restricted stock that is unvested as of the record date would be expected to receive cash awards in lieu of subscription rights.
Financial Results
Revenues decreased approximately $2.5 billion to $8.1 billion for the quarter ended January 31, 2015, as compared to revenues of $10.6 billion for the quarter ended February 1, 2014. The majority of the decline related to the following significant items: $1.1 billion associated with Sears Canada, which was de-consolidated in October 2014, $530 million from the separation of the Lands’ End business, which was completed in the first quarter of 2014 and $497 million in less revenue from fewer Kmart and Sears Full-line stores. For the quarter, domestic comparable store sales declined 4.4%, comprised of a decrease of 2.0% at Kmart and a decrease of 7.0% at Sears Domestic, which contributed to $313 million of the decline.
At Kmart, apparel, toys, jewelry and seasonal were top performers, but were offset by declines in consumer electronics and grocery & household. Excluding the impact of the consumer electronics and grocery & household goods businesses, comparable store sales would have increased 2.8%. Sears Domestic was also negatively impacted by consumer electronics industry trends. Excluding the impact of consumer electronics, Sears Domestic comparable store sales would have decreased 4.6%, primarily driven by decreases in Sears Auto Centers and apparel.
Revenues decreased approximately $5.0 billion to $31.2 billion for the year ended January 31, 2015, as compared to revenues of $36.2 billion in the prior year. The majority of the decline related to the following significant items: $1.7 billion associated with Sears Canada, which was de-consolidated in October 2014, $1.3 billion from the separation of the Lands’ End business, which was completed in the first quarter of 2014 and $1.3 billion in less revenue from fewer Kmart and Sears Full-line stores. For the year, domestic comparable store sales declined 1.8%, comprised of a decrease of 1.4% at Kmart and a decrease of 2.1% at Sears Domestic, which contributed to $421 million of the decline.
For the year, Kmart had positive performance in several categories, most notably apparel and jewelry, partially offset by declines in the consumer electronics and grocery & household categories. Excluding the impact of the consumer electronics and grocery & household goods businesses, comparable store sales would have increased 0.8% for the year. For the year, excluding the impact of consumer electronics, Sears Domestic comparable store sales would have decreased 0.5%, reflecting improved performance in the home appliance and mattress categories offset by declines in Sears Auto Centers, apparel and lawn & garden.
Gross margin decreased $504 million to $2.0 billion in the fourth quarter of 2014, as compared to the prior year fourth quarter, as the above noted decline in sales was partially offset by an improvement in gross margin rate. Kmart's gross margin rate for the fourth quarter increased 170 basis points primarily driven by an increase in the apparel category due to lower promotional activity, as well as improvements in toys, grocery & household and drugstore. Sears Domestic's gross margin rate increased 120 basis points for the quarter with improvement experienced in a majority of categories, most notably home appliances and apparel.

For the year, gross margin decreased $1.6 billion to $7.1 billion in 2014, as compared to the prior year due to the above noted decline in sales, as well as a decline in gross margin rate. Kmart's gross margin rate for the year decreased 50 basis points primarily driven by decreases in home, consumer electronics and seasonal, which were partially offset by an improvement in the apparel category. Sears Domestic's gross margin rate decreased 140 basis points for the year primarily driven by decreases in apparel, tools, home and consumer electronics, partially offset by an improvement in mattresses.
Selling and administrative expenses decreased $611 million in the fourth quarter of 2014 compared to the prior year quarter. Excluding significant items noted in our Adjusted Earnings Per Share tables, domestic selling and administrative expenses declined $239 million primarily due to decreases in payroll, insurance and advertising expenses.
For the year, selling and administrative expenses decreased $1.2 billion in 2014 compared to the prior year and included several significant items. Excluding these items, domestic selling and administrative expenses declined $394 million primarily due to a decline in payroll and advertising expenses.
Our effective tax rate for 2014 was 7.4%, compared to 14.8% in 2013. Our tax rate in 2014 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic and foreign jurisdictions where it is not more likely than not that such benefits would be realized. The 2014 rate was negatively impacted by a valuation allowance established on Sears’s Canada’s deferred tax assets in the third quarter, prior to de-consolidation, and increased foreign taxes in Puerto Rico resulting from a new tax law change, which became effective during the second quarter of 2014. These items were partially offset by state audit settlements and statute expirations.
The Company reported a net loss of $159 million for the fourth quarter of 2014 compared to $358 million for the prior year period. Net loss for the fourth quarter of 2014 and 2013 included significant items, which aggregated to expense of $123 million and $187 million, respectively. Adjusting for these significant items, we would have reported a net loss of $36 million and $171 million in the fourth quarter of 2014 and 2013, respectively. We reported a net loss of $1.7 billion and $1.4 billion for the full year of 2014 and 2013, respectively. Net loss for 2014 and 2013 included significant items, which aggregated to expense of $852 million and $573 million, respectively. Adjusting for these significant items, we would have reported a net loss of $830 million and $792 million in 2014 and 2013, respectively.
Financial Position
The Company had cash balances of $250 million at January 31, 2015 compared with $577 million (domestic only) at February 1, 2014.
Short-term borrowings totaled $615 million ($213 million domestic credit facility, $400 million secured short-term loan and $2 million commercial paper) at the end of 2014 as compared to $1.3 billion ($1.3 billion domestic credit facility and $9 million commercial paper) at the end of 2013. We have entered into an agreement to amend and extend the $400 million short-term secured loan, effective February 28, 2015. Under the terms of the amendment, we will repay $200 million of the $400 million on March 2, 2015 and, in connection with this repayment, the lenders under the short-term secured loan have agreed to release one half of the value of the pledged collateral. The remaining $200 million secured short-term loan was extended until the earlier of June 1, 2015, or the receipt by the Company of the sale proceeds pursuant to the potential REIT transaction.
At January 31, 2015, the amount available to borrow under our credit facility was approximately $800 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility.
Total long-term debt (long-term debt and capital lease obligations) was $3.2 billion at January 31, 2015 and $2.9 billion at February 1, 2014. In 2014, our unfunded pension obligation increased to $2.3 billion from $1.5 billion in the prior year. The increase in the obligation was the result of a lower discount rate and the adoption of updated mortality tables, which resulted in a $500 million and $300 million increase in the obligation, respectively.
Merchandise inventories at January 31, 2015 were $4.9 billion, as compared to $6.4 billion (domestic only) at February 1, 2014. Excluding inventory from the Lands' End business of approximately $370 million, domestic inventory decreased approximately $1.1 billion driven by both improved productivity and store closures.

Adjusted EBITDA
The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts, including Adjusted EBITDA. We believe that our use of Adjusted EBITDA, Domestic Adjusted EBITDA and Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EBITDA, Domestic Adjusted EBITDA or Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements, including about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity and our ability to exercise financial flexibility as we meet our obligations and possible strategic transactions. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the statements concerning the sale-leaseback/real estate investment trust transaction regarding certain owned real estate also are subject to risks and uncertainties, including our ability to enter into or complete any such transaction on acceptable terms, on intended timetables or at all, the form or terms and conditions of any such transaction, and the impact of the evaluation and/or completion of any such transaction on our other businesses. There can be no assurance that any of these efforts will be successful. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy to transform our business; our ability to successfully manage our inventory levels; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; possible limits on our access to our domestic credit facility, which is subject to a borrowing base limitation and a springing fixed charge coverage ratio covenant, capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; our ability to successfully achieve our plans to generate liquidity through potential transactions or otherwise; potential liabilities in connection with the separation of Lands’ End, Inc. and disposition of a portion of our ownership interest in Sears Canada, Inc.; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results, maintain customer, member, associate and Company data, and otherwise manage our business, which may be subject to disruptions or security breaches; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge to such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability and qui tam claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation
Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	Quarters Ended		Years Ended
millions, except per share data	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
REVENUES
Merchandise sales and services	$8,099	$10,593	$31,198	$36,188

COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,121	8,111	24,049	27,433
Gross margin dollars	1,978	2,482	7,149	8,755
Gross margin rate	24.4%	23.4%	22.9%	24.2%

Selling and administrative	2,002	2,613	8,220	9,384
Selling and administrative expense as a percentage of total revenues	24.7%	24.7%	26.3%	25.9%

Depreciation and amortization	126	173	581	732
Impairment charges	38	219	63	233
Gain on sales of assets	(59)	(391)	(207)	(667)
Total costs and expenses	8,228	10,725	32,706	37,115

Operating loss	(129)	(132)	(1,508)	(927)
Interest expense	(92)	(73)	(313)	(254)
Interest and investment income (loss)	(1)	178	132	207
Other income	—	2	4	2

Loss before income taxes	(222)	(25)	(1,685)	(972)
Income tax (expense) benefit	63	(125)	(125)	(144)

Net loss	(159)	(150)	(1,810)	(1,116)
(Income) loss attributable to noncontrolling interests	—	(208)	128	(249)

NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(159)	$(358)	$(1,682)	$(1,365)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS:
Diluted loss per share	$(1.50)	$(3.37)	$(15.82)	$(12.87)
Diluted weighted average common shares outstanding	106.3	106.2	106.3	106.1

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	January 31, 2015	February 1, 2014
ASSETS
Current assets
Cash and cash equivalents	$250	$1,028
Restricted cash	—	10
Accounts receivable	429	553
Merchandise inventories	4,943	7,034
Prepaid expenses and other current assets	241	334
Total current assets	5,863	8,959

Property and equipment, net	4,449	5,394
Goodwill	269	379
Trade names and other intangible assets	2,097	2,850
Other assets	531	679
TOTAL ASSETS	$13,209	$18,261

LIABILITIES
Current liabilities
Short-term borrowings	$615	$1,332
Current portion of long-term debt and capitalized lease obligations	75	83
Merchandise payables	1,621	2,496
Unearned revenues	818	900
Other taxes	380	460
Short-term deferred tax liabilities	480	387
Other current liabilities	2,087	2,527
Total current liabilities	6,076	8,185

Long-term debt and capitalized lease obligations	3,110	2,834
Pension and postretirement benefits	2,404	1,942
Long-term deferred tax liabilities	715	1,109
Other long-term liabilities	1,849	2,008
Total Liabilities	14,154	16,078
Total Equity	(945)	2,183
TOTAL LIABILITIES AND EQUITY	$13,209	$18,261

Total common shares outstanding	106.5	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 31, 2015
millions, except store data	Kmart	Sears Domestic	Sears Holdings
Merchandise sales and services	$3,547	$4,552	$8,099

Cost of sales, buying and occupancy	2,723	3,398	6,121
Gross margin dollars	824	1,154	1,978
Gross margin rate	23.2%	25.4%	24.4%

Selling and administrative	834	1,168	2,002
Selling and administrative expense as a percentage of total revenues	23.5%	25.7%	24.7%
Depreciation and amortization	23	103	126
Impairment charges	27	11	38
Gain on sales of assets	(27)	(32)	(59)
Total costs and expenses	3,580	4,648	8,228
Operating loss	$(33)	$(96)	$(129)

Number of:
Kmart Stores	979	—	979
Full-Line Stores	—	717	717
Specialty Stores	—	29	29
Total Stores	979	746	1,725

	Quarter Ended February 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,007	$5,489	$1,097	$10,593

Cost of sales, buying and occupancy	3,145	4,161	805	8,111
Gross margin dollars	862	1,328	292	2,482
Gross margin rate	21.5%	24.2%	26.6%	23.4%

Selling and administrative	878	1,416	319	2,613
Selling and administrative expense as a percentage of total revenues	21.9%	25.8%	29.1%	24.7%
Depreciation and amortization	32	121	20	173
Impairment charges	67	140	12	219
Gain on sales of assets	(19)	(15)	(357)	(391)
Total costs and expenses	4,103	5,823	799	10,725
Operating income (loss)	$(96)	$(334)	$298	$(132)

Number of:
Kmart Stores	1,152	—	—	1,152
Full-Line Stores	—	778	118	896
Specialty Stores	—	50	331	381
Total Stores	1,152	828	449	2,429

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended January 31, 2015
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$12,074	$17,036	$2,088	$31,198

Cost of sales, buying and occupancy	9,513	12,950	1,586	24,049
Gross margin dollars	2,561	4,086	502	7,149
Gross margin rate	21.2%	24.0%	24.0%	22.9%

Selling and administrative	2,962	4,655	603	8,220
Selling and administrative expense as a percentage of total revenues	24.5%	27.3%	28.9%	26.3%
Depreciation and amortization	95	437	49	581
Impairment charges	29	19	15	63
(Gain) loss on sales of assets	(103)	(105)	1	(207)
Total costs and expenses	12,496	17,956	2,254	32,706
Operating loss	$(422)	$(920)	$(166)	$(1,508)

Number of:
Kmart Stores	979	—	—	979
Full-Line Stores	—	717	—	717
Specialty Stores	—	29	—	29
Total Stores	979	746	—	1,725

	Year Ended February 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$13,194	$19,198	$3,796	$36,188

Cost of sales, buying and occupancy	10,329	14,324	2,780	27,433
Gross margin dollars	2,865	4,874	1,016	8,755
Gross margin rate	21.7%	25.4%	26.8%	24.2%

Selling and administrative	3,083	5,216	1,085	9,384
Selling and administrative expense as a percentage of total revenues	23.4%	27.2%	28.6%	25.9%
Depreciation and amortization	129	511	92	732
Impairment charges	70	150	13	233
Gain on sales of assets	(66)	(63)	(538)	(667)
Total costs and expenses	13,545	20,138	3,432	37,115
Operating income (loss)	$(351)	$(940)	$364	$(927)

Number of:
Kmart Stores	1,152	—	—	1,152
Full-Line Stores	—	778	118	896
Specialty Stores	—	50	331	381
Total Stores	1,152	828	449	2,429

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Years Ended
millions	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net loss attributable to Holdings per statement of operations	$(159)	$(358)	$(1,682)	$(1,365)
Income (loss) attributable to noncontrolling interests	—	208	(128)	249
Income tax expense (benefit)	(63)	125	125	144
Interest expense	92	73	313	254
Interest and investment (income) loss	1	(178)	(132)	(207)
Other income	—	(2)	(4)	(2)
Operating loss	(129)	(132)	(1,508)	(927)
Depreciation and amortization	126	173	581	732
Gain on sales of assets	(59)	(391)	(207)	(667)
Before excluded items	(62)	(350)	(1,134)	(862)

Closed store reserve and severance	86	103	224	130
Domestic pension expense	22	40	89	162
Other expenses (1)	41	—	50	—
Impairment charges	38	219	63	233
Adjusted EBITDA	125	12	(708)	(337)

Lands' End separation	—	(80)	(10)	(150)
Adjusted EBITDA as defined (2)	$125	$(68)	$(718)	$(487)

Sears Canada segment	—	(24)	71	(3)
Domestic Adjusted EBITDA as defined (2)	$125	$(92)	$(647)	$(490)
(1) Consists of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted to reflect the results of the Lands' End business which were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted EBITDA
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended
millions	January 31, 2015			February 1, 2014
	Kmart	Sears Domestic	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(33)	$(96)	$(129)	$(96)	$(334)	$298	$(132)
Depreciation and amortization	23	103	126	32	121	20	173
Gain on sales of assets	(27)	(32)	(59)	(19)	(15)	(357)	(391)
Before excluded items	(37)	(25)	(62)	(83)	(228)	(39)	(350)

Closed store reserve and severance	58	28	86	56	(4)	51	103
Domestic pension expense	—	22	22	—	40	—	40
Other expenses (1)	40	1	41	—	—	—	—
Impairment charges	27	11	38	67	140	12	219
Adjusted EBITDA	88	37	125	40	(52)	24	12

Lands' End separation	—	—	—	—	(80)	—	(80)
Adjusted EBITDA as defined (2)	$88	$37	$125	$40	$(132)	$24	$(68)
% to revenues (3)	2.5%	0.8%	1.5%	1.0%	(2.7)%	2.2%	(0.7)%

	Years Ended
millions	January 31, 2015				February 1, 2014
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(422)	$(920)	$(166)	$(1,508)	$(351)	$(940)	$364	$(927)
Depreciation and amortization	95	437	49	581	129	511	92	732
(Gain) loss on sales of assets	(103)	(105)	1	(207)	(66)	(63)	(538)	(667)
Before excluded items	(430)	(588)	(116)	(1,134)	(288)	(492)	(82)	(862)

Closed store reserve and severance	142	55	27	224	89	(31)	72	130
Domestic pension expense	—	89	—	89	—	162	—	162
Other expenses (1)	43	4	3	50	—	—	—	—
Impairment charges	29	19	15	63	70	150	13	233
Adjusted EBITDA	(216)	(421)	(71)	(708)	(129)	(211)	3	(337)

Lands' End separation	—	(10)	—	(10)	—	(150)	—	(150)
Adjusted EBITDA as defined (2)	$(216)	$(431)	$(71)	$(718)	$(129)	$(361)	$3	$(487)
% to revenues (3)	(1.8)%	(2.6)%	(3.4)%	(2.3)%	(1.0)%	(2.0)%	0.1%	(1.4)%

(1) Consists of expenses associated with legal matters, transaction costs associated with strategic initiatives and other expenses.
(2) Adjusted for the results of the Lands' End business which were included in our results of operations prior to the separation.
(3) Excludes revenues of the Lands' End business which were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 31, 2015
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Other Expenses	Domestic Tax Matters	As Adjusted
Gross margin impact	$1,978	$—	$10	$—	$—	$—	$1,988
Selling and administrative impact	2,002	(22)	(76)	—	(41)	—	1,863
Depreciation and amortization impact	126	—	(1)	—	—	—	125
Impairment charges impact	38	—	(38)	—	—	—	—
Gain on sales of assets impact	(59)	—	—	22	—	—	(37)
Operating loss impact	(129)	22	125	(22)	41	—	37
Income tax benefit impact	63	(8)	(47)	8	(15)	19	20
After tax and noncontrolling interests impact	(159)	14	78	(14)	26	19	(36)
Diluted loss per share impact	$(1.50)	$0.13	$0.73	$(0.13)	$0.25	$0.18	$(0.34)

	Quarter Ended February 1, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Domestic Tax Matters	Sears Canada Segment	Lands' End Separation	As Adjusted(1)
Gross margin impact	$2,482	$—	$28	$—	$—	$(292)	$(208)	$2,010
Selling and administrative impact	2,613	(40)	(24)	—	—	(319)	(128)	2,102
Depreciation and amortization impact	173	—	(6)	—	—	(20)	(6)	141
Impairment charges impact	219	—	(207)	—	—	(12)	—	—
Gain on sales of assets impact	(391)	—	—	12	—	357	—	(22)
Operating loss impact	(132)	40	265	(12)	—	(298)	(74)	(211)
Interest expense impact	(73)	—	—	—	—	3	—	(70)
Interest and investment income impact	178	—	—	—	—	(170)	—	8
Other income impact	2	—	—	—	—	(3)	—	(1)
Income tax expense impact	(125)	(15)	(99)	5	249	60	28	103
Income attributable to noncontrolling interests impact	(208)	—	—	—	—	208	—	—
After tax and noncontrolling interests impact	(358)	25	166	(7)	249	(200)	(46)	(171)
Diluted loss per share impact	$(3.37)	$0.24	$1.56	$(0.07)	$2.34	$(1.88)	$(0.43)	$(1.61)

(1) Adjusted for the results of the Lands' End and Sears Canada businesses which were included in our results prior to the separation/disposition.

Sears Holdings Corporation
Adjusted Earnings per Share
(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended January 31, 2015
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Other Expenses	Gain on Sears Canada Disposition	Domestic Tax Matters	Sears Canada Segment	Lands' End Separation	As Adjusted(1)
Gross margin impact	$7,149	$—	$68	$—	$—	$—	$—	$(502)	$(87)	$6,628
Selling and administrative impact	8,220	(89)	(129)	—	(47)	—	—	(603)	(77)	7,275
Depreciation and amortization impact	581	—	(8)	—	—	—	—	(49)	(3)	521
Impairment charges impact	63	—	(48)	—	—	—	—	(15)	—	—
Gain on sales of assets impact	(207)	—	—	87	—	—	—	(1)	—	(121)
Operating loss impact	(1,508)	89	253	(87)	47	—	—	166	(7)	(1,047)
Interest expense impact	(313)	—	—	—	—	—	—	5	—	(308)
Interest and investment income impact	132	—	—	—	—	(70)	—	(38)	—	24
Other income impact	4	—	—	—	—	—	—	(4)	—	—
Income tax expense impact	(125)	(33)	(95)	33	(18)	26	574	136	3	501
Loss attributable to noncontrolling interests impact	128	—	—	—	—	—	—	(128)	—	—
After tax and noncontrolling interests impact	(1,682)	56	158	(54)	29	(44)	574	137	(4)	(830)
Diluted loss per share impact	$(15.82)	$0.53	$1.48	$(0.51)	$0.27	$(0.41)	$5.40	$1.29	$(0.04)	$(7.81)

	Year Ended February 1, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Domestic Closed Store Reserve, Store Impairments and Severance	Domestic Gain on Sales of Assets	Domestic Tax Matters	Sears Canada Segment	Lands' End Separation	As Adjusted(1)
Gross margin impact	$8,755	$—	$56	$—	$—	$(1,016)	$(616)	$7,179
Selling and administrative impact	9,384	(162)	(2)	—	—	(1,085)	(466)	7,669
Depreciation and amortization impact	732	—	(11)	—	—	(92)	(22)	607
Impairment charges impact	233	—	(220)	—	—	(13)	—	—
Gain on sales of assets impact	(667)	—	—	67	—	538	—	(62)
Operating loss impact	(927)	162	289	(67)	—	(364)	(128)	(1,035)
Interest expense impact	(254)	—	—	—	—	1	—	(253)
Interest and investment income impact	207	—	—	—	—	(187)	—	20
Other income impact	2	—	—	—	—	(2)	—	—
Income tax expense impact	(144)	(60)	(109)	26	655	59	49	476
Income attributable to noncontrolling interests impact	(249)	—	—	—	—	249	—	—
After tax and noncontrolling interests impact	(1,365)	102	180	(41)	655	(244)	(79)	(792)
Diluted loss per share impact	$(12.87)	$0.96	$1.70	$(0.39)	$6.17	$(2.30)	$(0.73)	$(7.46)
(1) Adjusted for the results of the Lands' End and Sears Canada businesses which were included in our results prior to the separation/disposition.